UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 25, 2010

TIM HORTONS INC.

(Exact name of registrant as specified in its charter)

Canada	001-32843	98-0641955
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

874 Sinclair Road, Oakville, ON, Canada		L6K 2Y1
(Address of principal executive offices)		(Zip Code)

(905) 845-6511

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

The information provided in Item 2.03 of this Form 8-K is incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

On December 1, 2010, Tim Hortons Inc. (the “Corporation”) completed its previously announced Canadian private placement transaction, a reopening of its senior unsecured 7-year notes, for net proceeds of approximately $102 million (net of agent commissions), which was priced at $102.273 per $100 to yield 3.802%, or 104 basis points over the Canadian government benchmark. RBC Dominion Securities Inc., Scotia Capital Inc., J.P. Morgan Securities Canada Inc., TD Securities Inc., CIBC World Markets Inc., and BMO Nesbitt Burns Inc. acted as agents in the sale of the 4.20% Senior Unsecured Notes, Series 1, due June 1, 2017 (the “Reopening Notes”), in reliance upon exemptions from the prospectus requirements under applicable Canadian securities legislation. The Reopening Notes were issued pursuant to a Trust Indenture dated June 1, 2010 (the “Master Trust Indenture”) between the Corporation and BNY Trust Company of Canada, as trustee (the “Trustee”), as supplemented by a First Supplemental Trust Indenture dated June 1, 2010 between the Corporation and the Trustee (the “Supplemental Indenture”), and a First (Reopening) Supplemental Trust Indenture dated December 1, 2010 (the “First (Reopening) Supplemental Indenture” and, together with the Supplemental Indenture and the Master Trust Indenture, the “Indenture”). The net proceeds will be used primarily to refinance the remaining portion of the existing term indebtedness under the Corporation’s senior bank facility, and for general corporate purposes.

The Reopening Notes will be senior unsecured obligations of the Corporation and are initially guaranteed by the Corporation’s wholly-owned subsidiary, The TDL Group Corp. (“TDL”), subject to subsequent release and/or replacement under the terms of the Indenture. As such, TDL executed a Supplement to Guarantee dated December 1, 2010, confirming that the Reopening Notes are subject to the guarantee from TDL to the same extent as the initial $200 million of 4.20% Senior Unsecured Notes, Series 1, issued June 1, 2010 (the “Initial Series 1 Notes” and, together with the Reopening Notes, the “Notes”).

The Corporation may, at its option, redeem the Reopening Notes, in whole or in part, at any time, upon not less than 30 days’ and not more than 60 days’ notice, at a redemption price provided for in the Indenture, together with accrued and unpaid interest, if any, to the date fixed for redemption.

For certain change of control transactions, the Corporation (or identified third party) must offer to repurchase the Reopening Notes at a purchase price payable in cash equal to 101% of the outstanding principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

The Reopening Notes constitute a further issuance of, and will form a single series with, the Issuer’s Initial Series 1 Notes. With the issuance of the Reopening Notes, the total principal amount outstanding of 4.20% Senior Unsecured Notes, Series 1, due June 1, 2017 is $300 million. The Notes provide for interest to be paid at 4.20% per annum, payable in cash in equal semi-annual instalments, in arrears, on June 1 and December 1 in each year until maturity. In connection with the Reopening Notes, the first interest payment is due June 1, 2011.

The Reopening Notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) or any other state securities laws and were not and may not hereafter be offered, sold or delivered within the United States of America absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

A copy of the First (Reopening) Supplemental Indenture (including the form of Reopening Note) is attached hereto as Exhibit 4.1, and is incorporated by reference to this Item 2.03. The information provided in this Item 2.03 is qualified in its entirety by reference to the full text of the First (Reopening) Supplemental Indenture contained in Exhibit 4.1, and by Item 2.03 of the Corporation’s Form 8-K filed June 1, 2010, which is incorporated by reference into this Item 2.03.

Item 8.01	Other Events

On November 25, 2010, the Corporation issued a press release announcing the reopening of its existing 4.20% Senior Unsecured Notes, Series 1, due June 1, 2017, for offer, sale and distribution exclusively in Canada. The full text of the Corporation’s press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit 4.1	First (Reopening) Supplemental Trust Indenture, dated December 1, 2010, by and between the Corporation and BNY Trust Company of Canada, as trustee.

Exhibit 4.2	Supplement to Guarantee, dated December 1, 2010, from The TDL Group Corp.

Exhibit 99.1	Press release issued by the Corporation dated November 25, 2010.

Exhibit 99.2	Safe Harbor Statement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIM HORTONS INC.

Date: December 1, 2010	By:	/s/ JILL E. AEBKER
Jill E. Aebker Deputy General Counsel and Secretary